Exhibit 23.5

May 24, 2002

Dr. Paul Brown
Chairman and CEO
HEARx, Ltd.
1250 Northpoint Parkway
West Palm Beach, FL 33407

RE: CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

Dear Dr. Brown:

We hereby consent to the use of Annex G containing our opinion letter dated July 27, 2001 to the Board of Directors of HEARx Ltd. (the “Company”) in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the proposed arrangement of the Company and Helix Hearing Care of America Corp. and to the references to our firm in such Joint Proxy Statement/Prospectus.

RAYMOND JAMES & ASSOCIATES, INC.

By:  /s/ Frank E. Hancock
     Frank E. Hancock, Managing Director